Filed pursuant to Rule 424(b)(3) and Rule 424(c)

Registration No. 333-130977

PROSPECTUS SUPPLEMENT NO. 2

(To Prospectus dated January 25, 2006)

MICROVISION, INC.

COMMON STOCK

4,966,018 SHARES

This document supplements the Prospectus dated January 25, 2006 relating to the offer and sale from time to time of up to 4,966,018 shares of the common stock of Microvision, Inc. by selling shareholders of the Company.

This Prospectus Supplement should be read in conjunction with, and is not complete without, and may not be delivered or utilized without, the Prospectus dated January 25, 2006, including any amendments or supplements thereto.

Investing in these securities involves a high degree of risk. You should carefully consider the “Risk Factors” set forth on page 1 of the Prospectus and in our future filings with the Securities and Exchange Commission, which are incorporated by reference in the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The information in the table appearing under the heading “Selling Shareholders,” beginning on page 10 of the Prospectus, is hereby amended by adding the information below with respect to shareholders not previously listed in the Prospectus (including in any amendments or supplements thereto), and with respect to shareholders previously listed in the Prospectus (including in any amendments or supplements thereto), by superseding the information about such shareholder with the information in the table below. The percentage of our outstanding common stock beneficially owned by the selling shareholders named below is based on 68,021,252 shares of common stock issued and outstanding as of July 23, 2008. Warrant Strategies Fund, LLC acquired the shares listed below by transfer from Omicron Master Trust, which will no longer be listed as a selling shareholder in the Prospectus.

SELLING SHAREHOLDERS

Name of Selling Shareholder	Number of Shares Beneficially Owned Prior to Offering	Maximum Number of Shares to be Sold Pursuant to this Prospectus	Number of Shares Beneficially Owned After Offering	Beneficial Ownership Percentage After Offering
(1) Warrant Strategies Fund, LLC	515,765	248,491	267,274	*

*	less than one percent.

(1)	Represents shares of common stock underlying warrants to purchase common stock held by Warrant Strategies Fund, LLC. Sean Molloy exercises voting and dispositive power over the shares beneficially owned by Warrant Strategies Fund, LLC, which is a Delaware limited liability company. Sean Molloy disclaims beneficial ownership of such shares.

The date of this Prospectus Supplement is August 26, 2008.